Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION THIRD QUARTER

EARNINGS PER SHARE FROM CONTINUING OPERATIONS $0.49

Company Also Announces Increase in Share Repurchase Authorization

MINNEAPOLIS, November 10, 2005 — Target Corporation today reported earnings from continuing operations for the third quarter ended October 29, 2005 of $435 million, or 49 cents per share, compared with $324 million, or 36 cents per share, in the third quarter ended October 30, 2004. Including 23 cents per share from the combination of earnings from discontinued operations and gain on disposal of discontinued operations, third quarter 2004 earnings per share totaled 59 cents per share. All earnings per share figures refer to diluted earnings per share.

“As our robust third quarter performance developed over the past several months, we have expressed growing confidence in Target’s ability to deliver diluted EPS of $1.50, or more, in the second half of this year,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “Our strategic discipline, consistent execution, and commitment to delight Target’s guests with the right combination of innovation, design and value reinforce our belief that we will continue to grow market share profitably in this year’s fourth quarter and well beyond. Specifically, our outlook envisions that, beginning in this year’s fourth quarter, we are likely to achieve a more typical mid-teen percentage growth in EPS, consistent with our long-term growth objectives.”

For reference, the company earned 90 cents per share from continuing operations in the fourth quarter of 2004.

Continuing Operations

Total revenues in the third quarter increased 11.9 percent to $12.206 billion from $10.909 billion in 2004, driven by a 5.9 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, earnings before interest and income taxes (EBIT) increased 31.2 percent to $831 million, compared with $633 million in the third quarter 2004. The contribution from the company’s credit card operations to EBIT was $158 million, an increase of $38 million, or 31.3 percent. (Contribution from credit card operations includes the aggregate of finance charge revenue, late fees, other revenue, intracompany and third party merchant fees less bad debt provision and operations and marketing expense.)

—more —

In the third quarter, the company’s gross margin rate improved sharply from the prior year, primarily due to higher markup. Favorability in markdowns and inventory shrink also contributed to the improvement. The company’s expense rate was unfavorable to prior year due to the net effects of three hurricanes and several other unfavorable factors, partially offset by the benefit of the previously-disclosed Visa/MasterCard settlement and several other favorable factors. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter increased $5 million compared with third quarter 2004. This increase reflects higher average funded balances, partially offset by a lower average portfolio interest rate in the current year.

Other Factors

During the third quarter, the company adjusted its year-to-date 2005 effective income tax rate for continuing operations to approximately 38.2 percent, which resulted in a third quarter income tax rate of about 39.0 percent. The effective income tax rate in 2004 was 37.8 percent for both the year-to-date and third quarter periods.

In June 2004, the company announced a $3 billion share repurchase program. Under this program, the company repurchased $365 million of its common stock during the third quarter of 2005, acquiring 6.7 million shares at an average price of $54.36 per share. Program to-date, the company has acquired 46.1 million shares of its common stock at an average price per share of $47.18, reflecting a total investment of approximately $2.17 billion.

Target Corporation also announced today that its Board has increased its current $3 billion share repurchase authorization by $2 billion, for a total authorization of $5 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the aggregate $5 billion program in approximately two to three years.

Miscellaneous

Target Corporation will webcast its third quarter earnings conference call at 9:30am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (scroll down to the bottom of the Home page and click on “Investors”, then click on “Events+Calendar”, then click “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on November 11, 2005. The replay number is (706) 645-9291.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Second Quarter Form 10-Q.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,400 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(Millions, except per share data) (Unaudited)	October 29, 2005	October 30, 2004	% Change	October 29, 2005	October 30, 2004	% Change

Sales	$11,863	$10,619	11.7%	$34,701	$30,805	12.6%
Net credit revenues	343	290	18.1	972	840	15.7

Total revenues	12,206	10,909	11.9	35,673	31,645	12.7

Cost of sales	8,034	7,319	9.8	23,418	21,097	11.0
Selling, general and administrative expense	2,786	2,448	13.8	7,931	6,909	14.8
Credit expense	201	185	8.9	567	532	6.7
Depreciation and amortization	354	324	9.4	1,040	915	13.7

Earnings from continuing operations before interest expense and income taxes	831	633	31.2	2,717	2,192	24.0

Net interest expense	118	113	4.5	339	463	(26.8)

Earnings from continuing operations before income taxes	713	520	37.0	2,378	1,729	37.6

Provision for income taxes	278	196	41.3	909	653	39.1

Earnings from continuing operations	435	324	34.5	1,469	1,076	36.7

Earnings from discontinued operations, net of $2 and $46 tax	—	4	(100.0)	—	75	(100.0)
Gain on disposal of discontinued operations, net of $132 and $782 tax	—	203	(100.0)	—	1,222	(100.0)

Net earnings	$435	$531	(18.0)%	$1,469	$2,373	(38.1)%

Basic earnings per share:
Continuing operations	$0.49	$0.36	36.7%	$1.66	$1.19	40.2%
Discontinued operations	—	—	—	—	0.08	(100.0)
Gain on disposal of discontinued operations	—	0.23	(100.0)	—	1.35	(100.0)
Basic earnings per share	$0.49	$0.59	(16.6)%	$1.66	$2.62	(36.5)%

Diluted earnings per share:
Continuing operations	$0.49	$0.36	37.2%	$1.65	$1.17	40.4%
Discontinued operations	—	—	—	—	0.08	(100.0)
Gain on disposal of discontinued operations	—	0.23	(100.0)	—	1.34	(100.0)
Diluted earnings per share	$0.49	$0.59	(16.3)%	$1.65	$2.59	(36.4)%

Weighted average common shares outstanding:
Basic	881.2	896.0		883.8	906.7
Diluted	887.0	905.0		890.6	915.2

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION (Millions) (Unaudited)	October 29, 2005	October 30, 2004

ASSETS
Cash and cash equivalents	$490	$1,587
Accounts receivable, net	5,127	4,551
Inventory	7,488	6,559
Other current assets	1,293	1,104
Current assets of discontinued operations	—	—
Total current assets	14,398	13,801

Property and equipment, net	18,573	16,473
Other non-current assets	1,514	1,536
Non-current assets of discontinued operations	—	—
Total assets	$34,485	$31,810

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$6,953	$6,164
Current portion of long-term debt and notes payable	752	506
Other current liabilities	1,923	1,803
Current liabilities of discontinued operations	—	—
Total current liabilities	9,628	8,473

Long-term debt	9,143	9,082
Deferred income taxes	973	768
Other non-current liabilities	1,185	1,011
Non-current liabilities of discontinued operations	—	—
Shareholders’ investment	13,556	12,476
Total liabilities and shareholders’ investment	$34,485	$31,810

Common shares outstanding	879.2	895.4

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION (Millions) (Unaudited)	Nine Months Ended
	October 29, 2005	October 30, 2004

OPERATING ACTIVITIES
Net earnings	$1,469	$2,373
Earnings from and gain on disposal of discontinued operations, net of tax	—	(1,297)
Earnings from continuing operations	1,469	1,076
Reconciliation to cash flow:
Depreciation and amortization	1,040	915
Deferred income tax	—	136
Bad debt provision	337	327
Loss on disposal of fixed assets, net	48	40
Other non-cash items affecting earnings	41	78
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	(26)	3
Inventory	(2,104)	(2,028)
Other current assets	(69)	(7)
Other non-current assets	(14)	(155)
Accounts payable	1,174	1,208
Accrued liabilities	194	139
Income taxes payable	(303)	(65)
Other	20	(17)
Cash Flow Provided by Operations	1,807	1,650

INVESTING ACTIVITIES
Expenditures for property and equipment	(2,657)	(2,206)
Proceeds from disposal of fixed assets	22	15
Change in accounts receivable originated at third parties	(369)	(260)
Proceeds from sale of discontinued operations	—	4,893
Cash Flow (Required) / Provided by Investing Activities	(3,004)	2,442

FINANCING ACTIVITIES
Increase in notes payable, net	924	—
Additions to long-term debt	13	—
Reductions of long-term debt	(527)	(1,486)
Dividends paid	(230)	(200)
Repurchase of stock	(898)	(990)
Stock option exercises	161	118
Other	(1)	—
Cash Flow Required by Financing Activities	(558)	(2,558)

Net Cash Required by Discontinued Operations	—	(655)
Net (Decrease) / Increase in Cash and Cash Equivalents	(1,755)	879

Cash and Cash Equivalents at Beginning of Period	2,245	708
Cash and Cash Equivalents at End of Period	$490	$1,587

Target Corporation

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, distribution center and vacant space.

	Number of Stores		Retail Square Feet
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004	% Change
Target General Merchandise Stores	1,243	1,177	150,879	141,503	6.6%
SuperTarget Stores	157	136	27,764	24,057	15.4
Total	1,400	1,313	178,643	165,560	7.9%

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Continuing Operations Comparable Store Sales	5.9%	4.5%	6.3%	5.2%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Revenues
Finance charges, late fees and other revenues	$311	$264	$883	$771
Merchant fees
Intracompany	16	15	48	43
Third-party	32	26	89	69
Total revenues	359	305	1,020	883
Expenses
Bad debt provision	120	111	337	327
Operations and marketing	81	74	230	205
Total expenses	201	185	567	532

Pre-tax credit card contribution	$158	$120	$453	$351

As a percent of average receivables (annualized)	11.5%	10.0%	11.2%	9.8%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Allowance at beginning of period	$409	$351	$387	$352
Bad debt provision	120	111	337	327
Net write-offs	(112)	(99)	(307)	(316)
Allowance at end of period	$417	$363	$417	$363

As a percent of period-end receivables	7.5%	7.4%	7.5%	7.4%

SUPPLEMENTAL DATA

	October 29, 2005	October 30, 2004
Period-end receivables	$5,544	$4,914
Total past due as a percent of period-end receivables *	3.2%	3.8%

* Accounts with three or more payments past due.

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Total revenues as a percent of average receivables (annualized):	26.2%	25.3%	25.2%	24.6%
Net write-offs as a percent of average receivables (annualized):	8.1%	8.2%	7.6%	8.8%
Average receivables	$5,499	$4,821	$5,392	$4,786